UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D. C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2005

NAVISTAR FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)

001-04146	36-2472404
(Commission File Number)	(I.R.S. Employer Identification No.)

425 N. Martingale Road Schaumburg, Illinois	60173
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code 630-753-4000

Item 5.02 Departure of Directors or Principal Officers, Election or Directors, or Appointment of Principal Officers

SCHAUMBURG, IL. - September 27, 2005 – John V. Mulvaney has been named Vice President and Controller, Director, and Principal Accounting Officer of Navistar Financial Corporation, the financial subsidiary of Navistar International Corporation (NYSE:NAV).

Mr. Mulvaney has a nearly 30-year track record in accounting and finance, several of which were spent in various positions at International including Assistant Corporate Controller. He joins the NFC staff from Knight Industries, LLC, a manufacturer of fiberboard and quartz vinyl floor tile, where he was Senior Vice President and Chief Financial Officer. Prior to his tenure at Knight Industries, he spent three years at Aon Corporation as Assistant Controller, and for nine years was VP and Chief Financial Officer for Illinois Central Corporation, a railroad company with revenues of $700-750 million.

Mr. Mulvaney earned an MBA in Accounting from DePaul University and a BA in Government and International Studies from the University of Notre Dame and is a Certified Public Accountant.

Mr. Mulvaney, 55, replaces Paul Martin, who was recently promoted to Vice President and Treasurer of Navistar Financial Corporation. AJ Cederoth was promoted to Vice President of Finance and remains Principal Financial Officer. Mr. Martin and Mr. Cederoth remain Directors of Navistar Financial Corporation. Officers are appointed annually. Directors once elected serve until resignation and replacement.

Navistar Financial Corporation (“NFC”) was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of International Truck and Engine Corporation, which is a wholly-owned subsidiary of Navistar International Corporation. NFC is a commercial financing organization that provides wholesale, retail and lease financing in the United States for sales of new and used trucks sold by International and International dealers. NFC also finances wholesale accounts and selected retail accounts receivable of International. Sales of new products (including trailers) of other manufacturers are also financed regardless of whether they are designed or customarily sold for use with International’s truck products.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAVISTAR FINANCIAL CORPORATION (Exact name of Registrant as specified in its charter)

Date: September 30, 2005	By: /s/	PAUL E. MARTIN
Paul E. Martin
Vice President & Controller